SECURITIES PURCHASE AGREEMENT
between
UNIVERSAL TECHNICAL INSTITUTE, INC.
and
COLISEUM HOLDINGS I, LLC
Dated June 24, 2016

TABLE OF CONTENTS
Page

Article 1 SALE AND PURCHASE; CLOSING	1

1.1	Authorization of Issuance and Sale 1

1.2	Commitment to Purchase the Preferred Shares 1

1.3	Payment of the Subscription Price and Purchase Price for the Preferred Shares 1

1.4	Closing of the Preferred Shares 1

Article 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	2

2.1	Reporting Compliance 2

2.2	Common Stock; Preferred Stock 2

2.3	Capitalization and Other Capital Stock Matters 2

2.4	No Material Misstatement or Omission 3

2.5	Preparation of the Financial Statements 3

2.6	Disclosure Controls and Procedures 3

2.7	Independent Accountants 4

2.8	No Material Adverse Change 4

2.9	[Reserved] 5

2.10	Subsidiaries 5

2.11	Incorporation and Good Standing of the Company and its Subsidiaries 5

2.12	Legal Power and Authority 5

2.13	This Agreement 5

2.14	Compliance with Existing Instruments 6

2.15	No Conflicts 6

2.16	No Consents 6

2.17	Litigation 6

2.18	All Necessary Permits 7

2.19	Title to Properties 7

2.20	Tax Law Compliance 7

2.21	Intellectual Property Rights 7

2.22	ERISA Matters 8

2.23	Labor Matters 8

2.24	Compliance with Environmental Laws 9

2.25	Insurance 9

2.26	Accounting System 10

2.27	Use of Proceeds; Solvency; Going Concern 10

2.28	No Price Stabilization or Manipulation 10

2.29	No Registration Required Under the Securities Act 11

2.30	No Integration 11

2.31	No Applicable Registration or Other Similar Rights 11

2.32	Investment Company Act 11

2.33	No Brokers 11

2.34	No Restrictions on Payments of Dividends 11

2.35	Sarbanes-Oxley 12

2.36	No Unlawful Contributions or Other Payments 12
2.37    Foreign Corrupt Practices Act                         12

2.38	Money Laundering 12

2.39	[Reserved] 12

2.40	Related Party Transactions 12

2.41	Stamp Taxes 13

2.42	Education Approvals; Compliance with Education Laws 13

2.43	No Contract Terminations 17

2.44	Certificates 17

Article 3 REPRESENTATIONS OF THE INVESTOR	18

3.1	Existence and Good Standing; Authority 18

3.2	Authorization of Agreement; Enforceability 18

3.3	Accredited Investor 18

3.4	No Disqualification Event 18

3.5	Information; Knowledge of Business 18

3.6	Investment Intent 18

3.7	No Manipulation or Stabilization of Price 19

3.8	Compliance with Securities Laws 19

3.9	Reliance on Own Investigation 19

3.10	Regulatory Qualifications. 19

Article 4 CLOSING DELIVERABLES	21

4.1	Conditions to Obligations of the Investor for Closing 21

4.2	Compliance with Covenants 21

4.3	Required Consents 21

Article 5 COVENANTS	22

5.1	Access to Records 22

5.2	Financial Reporting 22

5.3	Tax Matters 22

5.4	New York Stock Exchange Listing 23

5.5	Use of Proceeds 23

5.6	HSR Filing 23

5.7	Investor Transfers 23

5.8	Regulatory Updates 23

5.9	Survival 24

Article 6 INDEMNIFICATION	24

Article 7 MISCELLANEOUS	26

7.1	Construction 26

7.2	Fees and Expenses 26

7.3	Assignment; Parties in Interest 27

7.4	Entire Agreement; Severability 27

7.5	No Third-Party Beneficiaries 27

7.6	Notices 27

7.7	Amendments; Waivers 28

7.8	Counterparts 28

7.9	Headings 29

7.10	Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial 29

INDEX OF SCHEDULES & EXHIBITS
Exhibits
Exhibit A:    Certificate of Designations of Preferences and Rights of Series A Preferred Stock
Exhibit B:    Registration Rights Agreement
Exhibit C:    Form of Opinion of Counsel to the Company

Schedules
Schedule 1.2:    Investor Allocations
Schedule 2.3:    Capitalization and Other Capital Stock Matters
Schedule 2.6:    Disclosure Controls and Procedures
Schedule 2.10:    Subsidiaries
Schedule 2.14:    Compliance with Existing Instruments
Schedule 2.16:    No Consents
Schedule 2.17:    Litigation
Schedule 2.23:    Labor Matters
Schedule 2.25:    Insurance
Schedule 2.28:    No Price Stabilization or Manipulation
Schedule 2.33:    No Brokers
Schedule 2.34:    No Restrictions
Schedule 2.42:    Regulatory Disclosure Schedule

THIS SECURITIES PURCHASE AGREEMENT dated as of June 24, 2016 (this “Agreement”), by and between Universal Technical Institute, Inc., a Delaware corporation (the “Company”) and Coliseum Holdings I, LLC, a Delaware limited liability company (the “Investor”). Certain capitalized terms used herein are defined in Annex A.
R E C I T A L S
WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company 700,000 shares (the “Preferred Shares”) of Series A Preferred Stock of the Company, $0.0001 par value per share (the “Series A Preferred Stock”), with the designations, preferences, and rights set forth in the Certificate of Designations of Preferences and Rights of Series A Preferred Stock, dated the date hereof, in the form of Exhibit A hereto (the “Series A Certificate” and, together with this Agreement and the Registration Rights Agreement (as defined herein), the “Transaction Documents”).
WHEREAS, the Company intends to use the net proceeds from the offering of the Preferred Shares pursuant to the terms of this Agreement (the “Offering”) for general working capital purposes or other purposes approved by the Board of Directors of the Company (the “Use of Proceeds”);
NOW THEREFORE, in consideration of the foregoing and of the agreements set forth below, the parties agree as follows:

Article 1
SALE AND PURCHASE; CLOSING

1.1 Authorization of Issuance and Sale. Subject to the terms and conditions hereof, the Company has authorized the issuance and sale of the Preferred Shares.

1.2 Commitment to Purchase the Preferred Shares. Subject to the terms and conditions of this Agreement, the Investor shall purchase from the Company the Preferred Shares, and the Company shall issue and deliver to the Investor stock certificates representing the Preferred Shares. Schedule 1.2 sets forth the number of Preferred Shares to be purchased by each Investor (each such number of Preferred Shares, an “Investor’s Allocation”).

1.3 Payment of the Subscription Price and Purchase Price for the Preferred Shares. All payments pursuant to this Section 1.3 shall be made by the Investor by wire transfer of immediately available funds to the Company. The account for payment shall be designated by the Company to the Investor at least one business day prior to the Closing Date. On the Closing Date the Investor shall pay a dollar amount equal to the product of (a) $100.00 (one hundred dollars) per share (the “Per Share Purchase Price”) and (b) the number of shares of Series A Preferred Stock issued by the Company to the Investor pursuant to the terms of this agreement (the “Preferred Shares Purchase Price”).

1.4 Closing of the Preferred Shares. The closing of the purchase and sale of the Preferred Shares (the “Closing”) shall take place upon the execution of this Agreement via e-mail by means of PDF copies of signed documents (with the original signed documents to be delivered promptly after Closing), or at such other time and by such other means as shall be agreed to by the Company and the Investor (such date, the “Closing Date”).

Article 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Investor as of the date hereof as follows:
2.1 Reporting Compliance. The Company is subject to, and is in material compliance with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All reports (including all current, quarterly and annual reports) filed under the Exchange Act with respect to the fiscal year ended September 30, 2014 and thereafter (including filings incorporated by reference therein) are herein referred to collectively as the “Company Disclosure Package.”

2.2 Common Stock; Preferred Stock. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of which 31,418,541 shares are issued and 24,553,644 shares outstanding, and 10,000,000 shares preferred stock, par value $0.0001 (“Preferred Stock”), none of which are issued and outstanding. Upon consummation of the transactions contemplated by the Transaction Documents (the “Transaction”), (a) 700,000 shares of Preferred Stock shall be designated as Series A Preferred Stock pursuant to the terms of the Series A Certificate, all of which will be duly authorized, are validly issued, fully paid and non-assessable and (b) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock will have been duly authorized for issuance, and, when so issued, will be validly issued, fully paid and non-assessable. As of Closing, the Investor shall own all of the outstanding Preferred Stock, free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, “Liens”) and none of the shares of Series A Preferred Stock, or shares of Common Stock issuable upon conversion of the Series A Preferred Stock, will have been, or will be, issued in violation of the preemptive rights of any security holders of the Company arising as a matter of law or under or pursuant to the Company’s certificate of incorporation, as amended, the Company’s bylaws, as amended, or any material agreement or instrument to which the Company is a party or by which it is bound, and the holders thereof shall be entitled to all rights accorded to a holder of Series A Preferred Stock or Common Stock, as applicable.

2.3 Capitalization and Other Capital Stock Matters. All of the issued and outstanding shares of capital stock of the Company and each of the Subsidiaries (as defined herein) have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive or similar rights. The table attached hereto as Schedule 2.3 sets forth, as of the date hereof, the capitalization of the Company. All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned, directly or indirectly, by the Company, free and clear of all Liens, other than those Liens (i) for taxes or governmental assessments, charges or claims, in each case the payment of which is not yet due and for which the Company has established adequate reserves, (ii) imposed by applicable law such as mechanics’, materialmen’s, landlords’, warehousemen’s and carriers’ liens and other similar liens securing obligations incurred in the ordinary course of business, (iii) under workers’ compensation, unemployment insurance, social security or similar legislation, in each case for which the Company has established adequate reserves (collectively, “Permitted Liens”), and (iv) those imposed by the Securities Act of 1933, as amended (the “Securities Act”), and the securities or “Blue Sky” laws of certain U.S. state or non-U.S. jurisdictions. Except as disclosed in the Company Disclosure Package, there are no outstanding (A) options, warrants or other rights to purchase from the Company or any of the Subsidiaries, (B) agreements, contracts, arrangements or other obligations of the Company or any of the Subsidiaries to issue or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of or other ownership or equity interests in the Company or any of the Subsidiaries.

2.4 No Material Misstatement or Omission. (i) The items composing the Company Disclosure Package, as of the date each such item was filed (or, if amended by a filing prior to the date of this Agreement, then on the date of such filing and in the case of registration statements, solely on the dates of effectiveness) complied with all applicable laws and regulations, including the regulations of the SEC applicable thereto, and to the Knowledge of the Company, the Company is not required pursuant to SEC rules to update or make corrective disclosures to such items. As of the date hereof, there are no outstanding or unresolved material comments received from the SEC with respect to any such items filed with the SEC. No injunction or order has been issued that either (i) asserts that the Transaction is subject to the registration requirements of the Securities Act or (ii) would prevent or suspend the issuance or sale of any of the Preferred Shares or the use of the Company Disclosure Package in any jurisdiction, and no proceeding for either such purpose has commenced or is pending or, to the Knowledge (defined below) of the Company and the Subsidiaries, is contemplated. For purposes of this Agreement, “Knowledge” means in the case of the Company and the Subsidiaries, the actual knowledge, as of the date of this Agreement, of Kimberly J. McWaters, Eugene S. Putnam, Jr., Sherrell E. Smith, Chad A. Freed, and John Jenson.

2.5 Preparation of the Financial Statements. Each of the consolidated financial statements (audited and unaudited) and related notes and supporting schedules of the Company and the Subsidiaries contained in the Company Disclosure Package present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and the requirements of Regulation S-X. All other financial, statistical and market and industry data and forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Company Disclosure Package are fairly and accurately presented, are based on or derived from sources that the Company believes to be reliable and accurate and are presented on a reasonable basis. To the Company’s Knowledge, the interactive data in extensible Business Reporting Language in the Company Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the U.S. Securities and Exchange Commission’s (the “SEC”) rules and guidelines applicable thereto.

2.6 Disclosure Controls and Procedures. Except as set forth on Schedule 2.6(a), the Company and the Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and the Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act. The statements relating to disclosure controls and procedures made by the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company in the certifications required by the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith are complete and correct. The Company Disclosure Package describes all outstanding and identified material weaknesses, and Schedule 2.6(b) sets forth the Company’s plans to remediate all outstanding and identified material weaknesses.

2.7 Independent Accountants

(a) PricewaterhouseCoopers LLP, who have certified and expressed its opinion with respect to the audited financial statements of the Company and the Subsidiaries including the related notes thereto and supporting schedules contained in the Company Disclosure Package through the Company’s Annual Report filed as Form 10-K with the Securities and Exchange Commission on December 3, 2014 for the fiscal year ended September 30, 2014, were, to the Company’s Knowledge after due inquiry, at all times prior to its decision not to stand for reelection as the Company’s independent auditor as disclosed in Company’s current report on Form 8-K, dated December 19, 2014: (i) an independent registered public accounting firm with respect to the Company and the Subsidiaries within the applicable rules and regulations adopted by the SEC and as required by the Securities Act, (ii) in compliance with the applicable requirements relating to the qualification of accountants under Regulation S-X and (iii) a registered public accounting firm as defined by the Public Company Accounting Oversight Board (United States) whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

(b) Deloitte & Touche LLP, who were engaged as auditors as of February 3, 2015, are, to the Company’s Knowledge after due inquiry, (i) an independent registered public accounting firm with respect to the Company and the Subsidiaries within the applicable rules and regulations adopted by the SEC and as required by the Securities Act, (ii) in compliance with the applicable requirements relating to the qualification of accountants under Regulation S-X and (iii) a registered public accounting firm as defined by the Public Company Accounting Oversight Board (United States) whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

2.8 No Material Adverse Change. Subsequent to the fiscal year ended September 30, 2015, (i) except as incurred in the ordinary course of business, neither the Company nor any of the Subsidiaries has incurred any liabilities, direct or contingent, including without limitation any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole, or has entered into any transactions not in the ordinary course of business, (ii) there has not been any material decrease in the capital stock or, other than in the ordinary course of business, any material increase in any short-term or long-term indebtedness of the Company or the Subsidiaries, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company and (iii) there has not been any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole (each of clauses (i), (ii) and (iii), a “Material Adverse Change”); provided, that (a) the consummation of the Transaction, (b) any material expansion of enforcement actions by regulators in the education industry following the date hereof, provided any such expansion does not disproportionately impact the Company, (c) general economic or political conditions, (d) conditions generally affecting the industry in which the Company operates, provided such conditions do not disproportionately impact the Company, (e) any changes in financial or securities markets in general and (f) any changes in Applicable Laws or accounting rules shall not be deemed to be a Material Adverse Change on the prospects of the Company and the Subsidiaries, taken as a whole.

2.9 [Reserved]

2.10 Subsidiaries. Each corporation, partnership or other entity in which the Company, directly or indirectly through any of its subsidiaries, owns more than fifty percent (50%) of any class of equity securities or interests is listed on Schedule 2.10 (the “Subsidiaries”).

2.11 Incorporation and Good Standing of the Company and its Subsidiaries. The Company and each of the Subsidiaries (i) has been duly organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets as described in the Company Disclosure Package and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, partnership or other entity as the case may be, authorized to do business in each jurisdiction in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified or, solely with respect to the Subsidiaries, in good standing would not, individually or in the aggregate, have a material adverse effect on (A) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (B) the ability of the Company or any Subsidiary to perform its obligations in all material respects under any Transaction Document, (C) the validity or enforceability of any of the Transaction Documents or (D) the consummation of the Transaction (each, a “Material Adverse Effect”); provided, that (a) the consummation of the Transaction, (b) any material expansion of enforcement actions by regulators in the education industry following the date hereof, provided any such expansion does not disproportionately impact the Company, (c) general economic or political conditions, (d) conditions generally affecting the industry in which the Company operates, provided such conditions do not disproportionately impact the Company, (e) any changes in financial or securities markets in general and (f) any changes in Applicable Laws or accounting rules shall not be deemed to have a Material Adverse Effect on the prospects of the Company and the Subsidiaries, taken as a whole.

2.12 Legal Power and Authority. The Company has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transaction, and no stockholder actions are necessary for the Company’s execution, delivery and performance of its obligations under the Transaction Documents and to consummate the Transaction.

2.13 This Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (iii) with respect to the rights to indemnity or contribution hereunder, federal and state securities laws and public policy considerations.

2.14 Compliance with Existing Instruments. Neither the Company nor any of the Subsidiaries is (i) in violation of its certificate of incorporation, bylaws or other organizational documents (the “Charter Documents”); (ii) in violation of any U.S. or non-U.S. federal, state or local statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation, order or injunction (collectively, “Applicable Law”) of any Governmental Authority, applicable to any of them or any of their respective properties, except as would not result in a Material Adverse Effect; or (iii) in breach of or default under any Applicable Agreement (defined below) , except as set forth in Schedule 2.14. To the Company’s Knowledge, all Applicable Agreements are in full force and effect and are legal, valid and binding obligations, other than as disclosed in the Company Disclosure Package. For purposes of this Agreement, “Applicable Agreement” means any agreement or instrument filed as a material agreement or contract in the Company Disclosure Package.

2.15 No Conflicts. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of the Transaction (including the Use of Proceeds from the sale of the Preferred Shares as described above) will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) or a “Debt Repayment Triggering Event” under, or result in the imposition of a Lien on any assets of the Company or any of its Subsidiaries, or the imposition of any penalty under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, (iii) any Applicable Law or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon the Company and the Subsidiaries. As used herein, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries or any of their respective properties.

2.16 No Consents. Except as set forth on Schedule 2.16, no consent, approval, authorization, order, filing, confirmation or registration of or with any Governmental Authority, Educational Agency or third party is required for execution, delivery or performance of the Transaction Documents or the consummation of the Transaction, except those that have been official or made, as the case may be, that are in full force and effect and as may be required under the securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions.

2.17 Litigation. Except as set forth on Schedule 2.17, and except as disclosed in the Company Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any Governmental Authority or Educational Agency) against or affecting the Company or any of the Subsidiaries and, to the Knowledge of the Company, no such actions, suits or proceedings (including any inquiries or investigations by any Governmental Authority or Educational Agency) are threatened that, if determined adversely to the Company or any of the Subsidiaries would individually or in the aggregate have a Material Adverse Effect.

2.18 All Necessary Permits. Other than the permits and accreditation contemplated in Section 2.42(d), each of the Company and the Subsidiaries possess all material licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its businesses as now, or proposed to be, conducted as described in the Company Disclosure Package (“Permits”); each of the Company and the Subsidiaries has fulfilled and performed in all material respects all of its obligations with respect to such Permits; to the Knowledge of the Company or any Subsidiary, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of any such Permit or has resulted, or after notice or lapse of time would result, in any other material impairment of the rights of the holder of any such Permit the result of which would have a Material Adverse Effect; and none of the Company or the Subsidiaries has received or has any reason to believe it will receive any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Company Disclosure Package.

2.19 Title to Properties. Each of the Company and the Subsidiaries has good, marketable and valid title to all real property owned by it and good title to all personal property owned by it and, to the Knowledge of the Company, good and valid title to all leasehold estates in real and personal property being leased by it (except where the failure to hold good title or good and valid title, as applicable, would not materially impair the operations of the Company or its Subsidiaries) and, as of the date hereof, are free and clear of all Liens other than Permitted Liens.

2.20 Tax Law Compliance. All material Tax (as hereinafter defined) returns required to be filed by the Company and each of the Subsidiaries have been filed and all such returns are true, complete and correct in all material respects. All material Taxes that are due from the Company and the Subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate accruals have been established in accordance with GAAP, applied on a consistent basis throughout the periods involved. To the Knowledge of the Company, there are no actual or proposed Tax assessments against the Company or any of the Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect. The accruals on the books and records of the Company and the Subsidiaries in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all U.S. and non-U.S. federal, state, local and taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

2.21 Intellectual Property Rights. Each of the Company and the Subsidiaries owns, or has the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, domain names and trade names (collectively, “Intellectual Property”) necessary for the conduct of its businesses and, as of the date hereof, the Intellectual Property is free and clear of all Liens, other than Permitted Liens. The Company is not a party to, or bound by, any options, licenses or agreements with respect to the intellectual property rights of any other person or entity that are necessary to be described in the Company Disclosure Package to avoid a material misstatement or omission and are not described therein. The Company has not received notice of any claims or notices of any potential claim by any person challenging the use of any such Intellectual Property by the Company or any of the Subsidiaries or questioning the validity or effectiveness of any Intellectual Property or any license or agreement related thereto, other than any claims that, if successful, would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, none of the intellectual property used by the Company or any of the Subsidiaries has been obtained or is being used by the Company or any of the Subsidiaries in material violation of any contractual obligation binding on the Company or any of the Subsidiaries or, to the Company or any of the Subsidiaries’ Knowledge, its officers, directors or employees or otherwise in material violation of the rights of any person.

2.22 ERISA Matters. Each of the Company, the Subsidiaries and each ERISA Affiliate (as hereinafter defined) has fulfilled, in all material respects, its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to each “pension plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, which the Company, the Subsidiaries or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). None of the Company, the Subsidiaries or any ERISA Affiliate has incurred any material unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. “ERISA Affiliate” means a corporation, trade or business that is, along with the Company or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

2.23 Labor Matters. (i) Neither the Company nor any of the Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization; (ii) other than as set forth on Schedule 2.23, in the three (3)-year period prior to the date hereof, there has been no union representation question with respect to the employees of the Company or the Subsidiaries, and, to the Knowledge of the Company, no union organizing activities are currently taking place that could, individually or in the aggregate, have a Material Adverse Effect; (iii) to the Knowledge of the Company, no union organizing or decertification efforts are underway or threatened against the Company or the Subsidiaries; (iv) no labor strike, work stoppage, slowdown or other material labor dispute is pending against the Company or the Subsidiaries, or, to the Company’s Knowledge, threatened against the Company or the Subsidiaries; (v) to the Knowledge of the Company and the Subsidiaries, there is no worker’s compensation liability, experience or matter that could be reasonably expected to have a Material Adverse Effect; (vi) to the Knowledge of the Company, there is no threatened or pending liability against the Company or the Subsidiaries pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law; (vii) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim or inquiry of any kind, pending against the Company or the Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect; and (viii) to the Knowledge of the Company and the Subsidiaries, no employee or agent of the Company or the Subsidiaries has committed any act or omission giving rise to liability for any violation identified in clauses (vi) and (vii) of this Section 2.23, other than such acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect.

2.24 Compliance with Environmental Laws. Each of the Company and the Subsidiaries (i) is in material compliance with any and all applicable U.S. or non-U.S. federal, state and local laws and regulations relating to health and safety, or the pollution or the protection of the environment or hazardous or toxic substances of wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in material compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) has not received notice of, and is not aware of, any actual or potential liability for damages to natural resources or the investigation or remediation of any disposal, release or existence of hazardous or toxic substances or wastes, pollutants or contaminants, in each case except where such non-compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar U.S. or non-U.S. state or local Environmental Laws or regulation requiring the Company or any of the Subsidiaries to investigate or remediate any pollutants or contaminants, except where such requirements would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business. In the ordinary course of its business, the Company periodically reviews the effects of Environmental Laws on the business, operations and properties of the Company and the Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs would not have a Material Adverse Effect.

2.25 Insurance. Each of the Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All policies of insurance insuring the Company or any of the Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. The Company and the Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or any of the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause, except claims that if finally denied or successfully defended by any insurance company, would not have a Material Adverse Effect on the Company and its Subsidiaries, except as set forth on Schedule 2.25. Except as to claims not meeting coverage requirements, neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage or obtain such coverage as may be necessary and appropriate for the continuation of the Company’s business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.

2.26 Accounting System. The Company and each of the Subsidiaries make and keep accurate books and, except as set forth on Schedule 2.6(a), records and maintain a system of internal accounting controls and procedures sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. The Company’s independent auditors and board of directors have been advised of: (i) all “material weaknesses” and “significant deficiencies” (each, as defined in Rule 12b-2 of the Exchange Act), if any, in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls (whether or not remediated); all such material weaknesses and significant deficiencies, if any, have been disclosed in the Company Disclosure Package in all material respects; and, except as set forth on Schedule 2.6(b), since the date of the most recent evaluation of such internal controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

2.27 Use of Proceeds; Solvency; Going Concern. As of the date hereof, after giving pro forma effect to the Offering and the Use of Proceeds, the Company and the Subsidiaries, on a consolidated basis, will be Solvent (as hereinafter defined). As used in this paragraph, the term “Solvent” means, with respect to any particular date, that on such date (a) the fair value of the property of the Company is greater than the total amount of liabilities, including subordinated and contingent liabilities, of the Company; (b) the present fair saleable value of the assets of the Company is not less than the amount that will be required to pay the probable liability of the Company on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) the Company does not intend to, and does not believe that it will, incur debts or liabilities beyond the Company’s ability to pay as such debts and liabilities mature; and (d) the Company is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which the Company’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

2.28 No Price Stabilization or Manipulation. Other than actions taken in the ordinary course with respect the Company’s most recent earnings release (which actions do not include the disclosure of the existence or pendency of the Transaction contemplated hereby), neither the Company nor any of its Affiliates has and, to the Company’s Knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company, whether to facilitate the sale or resale of any of the Preferred Shares or otherwise, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, Preferred Shares, (iii) except as disclosed in the Schedule 2.28, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company or (iv) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute an impact on the price that will be used to set the Conversion Price (as defined in the Series A Certificate). “Affiliates” has the meaning set forth in Rule 405 of the Securities Act.

2.29 No Registration Required Under the Securities Act. Without limiting any provision herein, no registration under the Securities Act is required for the offer or sale of the Preferred Shares to the Investor as contemplated hereby.

2.30 No Integration. No securities of the Company of the same class as the Preferred Shares have been offered, issued or sold by the Company or any of its Affiliates within the six-month period immediately prior to the date hereof; and the Company does not have any intention of making, and will not make, an offer or sale of such securities of the Company of the same class as the Preferred Shares, for a period of six months after the date of this Agreement, except for the offering of the Preferred Shares as contemplated by this Agreement. As used in this paragraph, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

2.31 No Applicable Registration or Other Similar Rights. Except as disclosed in the Company Disclosure Package, there are no persons with registration or other similar rights to have any equity or debt securities of the Company or any Affiliate registered for sale under a registration statement, except for rights as have been duly waived.

2.32 Investment Company Act. The Company has been advised of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Investment Company Act”); as of the date hereof and, after giving effect to the Offering and the Use of Proceeds of the Offering, each of the Company and its Subsidiaries is not and will not be, individually or on a consolidated basis, an “investment company” that is required to be registered under the Investment Company Act; and following the Closing, the Company and its Subsidiaries will conduct their businesses and invest the proceeds of the offering in a manner so as not to be required to register under the Investment Company Act.

2.33 No Brokers. Other than as set forth in Schedule 2.33, neither the Company nor any of its Affiliates has engaged any broker, finder, commission agent or other person in connection with the Transaction, and neither the Company nor any of its Affiliates is under any obligation to pay any broker’s fee or commission in connection with such Transaction.

2.34 No Restrictions on Payments of Dividends. Except as prohibited or restricted by applicable law or as disclosed in the Schedule 2.34 or as otherwise disclosed in the Company Disclosure Package, there is no encumbrance or restriction on the ability of any Subsidiary of the Company (x) to pay dividends or make other distributions on such Subsidiary’s capital stock or to pay any indebtedness to the Company or any other Subsidiary of the Company, (y) to make loans or advances or pay any indebtedness to, or investments in, the Company or any other Subsidiary or (z) to transfer any of its property or assets to the Company or any other Subsidiary of the Company.

2.35 Sarbanes-Oxley. There is and has been no failure on the part of the Company and the Subsidiaries or any of the officers and directors of the Company or any of the Subsidiaries, in their capacities as such, to comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

2.36 No Unlawful Contributions or Other Payments. Neither the Company nor any of the Subsidiaries nor, to the best of the Company’s Knowledge, any employee or agent of the Company or any Subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the Company Disclosure Package.

2.37 Foreign Corrupt Practices Act. None of the Company or any Subsidiary or any director, officer or, to the Knowledge of the Company or any Subsidiary, employee or any agent or other person acting on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company or any Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee; and the Company and the Subsidiaries, and, to the Knowledge of the Company and the Subsidiaries, its and their other affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.
2.38 Money Laundering. The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

2.39 [Reserved]

2.40 Related Party Transactions. Except as disclosed in the Company Disclosure Package, no relationship, direct or indirect, exists between or among any of the Company or any affiliate of the Company, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or any affiliate of the Company, on the other hand, which is required by the Securities Act to be disclosed in a registration statement on Form S-1 which is not so disclosed in the Company Disclosure Package. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any affiliate of the Company to or for the benefit of any of the officers or directors of the Company or any affiliate of the Company or any of their respective family members.

2.41 Stamp Taxes. There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Preferred Shares pursuant to this Agreement.

2.42 Education Approvals; Compliance with Education Laws. The following representations set forth in this Section 2.42 are subject to the exceptions set forth in the Regulatory Disclosure Schedule. It is understood and agreed that any matter disclosed in the Company’s Disclosure Package that relates to the representations and warranties in this Section 2.42 shall be deemed to be included in the Regulatory Disclosure Schedule.

(a) Since the Compliance Date, the Company, including its Subsidiaries and Schools, has received the material licenses, permits, and approvals of all Governmental Authorities and Educational Agencies necessary to conduct their businesses, including without limitation, all material Educational Approvals necessary for each School to conduct its operations and offer its educational programs. Since the Compliance Date, the Company, including its Subsidiaries and Schools, is and has been in material compliance with all applicable Education Laws and with the terms and conditions of all Educational Approvals. Each current Educational Approval is in full force and effect, and no proceeding for the suspension, material limitation, revocation, termination or cancellation of any of them is pending or, to the Knowledge of the Company, threatened. Since the Compliance Date, no application made by the any School to any Educational Agency has been denied. Since the Compliance Date, neither the Company nor any of its Subsidiaries or Schools has received notice from any Educational Agency that it has been placed on probation or ordered to show cause why any Educational Approval for any School or any of its educational programs should not be revoked. Since the Compliance Date, neither the Company nor any of its Subsidiaries or Schools has received notice that any current Educational Approval will not be renewed. To the Knowledge of the Company, the Company, its Subsidiaries and each School is in material compliance with Consumer Protection Laws applicable to the Company, any Subsidiary or any School as in effect and as interpreted by the Company as of the date of this Agreement.

(b) Each School is an “eligible institution”, as defined in 34 C.F.R. § 600.2 (and the other applicable sections incorporated therein by reference) and each School is a “proprietary institution of higher education” as defined at 34 C.F.R. § 600.5. Each School is in material compliance with the applicable “state authorization” requirements set forth at 34 C.F.R. § 600.9 and meets the qualifications to be licensed by the applicable State Educational Agencies. Each School is accredited by the applicable Accrediting Bodies, and has been certified by the DOE as an eligible institution of higher education and is a party to a program participation agreement with the DOE.

(c) To the Knowledge of the Company, no fact or circumstance exists or is reasonably likely to occur that would reasonably be expected to result in the delay, termination, revocation, suspension, restriction or failure to obtain renewal of any Educational Approval or the imposition of any material fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Educational Approval.

(d) Since the Compliance Date, the Company, including its Subsidiaries and Schools, has been in material compliance with any and all applicable Educational Laws relating to Financial Assistance Programs, including, without limitation, the program participation and administrative capability requirements, as defined by the DOE at 34 C.F.R. 668 subpart B, including without limitation §§ 668.14 and 668.15-16, as well as the student eligibility requirements and satisfactory progress requirements, as defined by DOE at 34 C.F.R. § 668.31-39, and all other statutory and regulatory provisions related to any School’s participation in the Title IV Programs.

(e) Since the Compliance Date, the School(s) have not received greater than ninety percent (90%) of its revenues from Title IV Programs, as such percentage is required to be calculated under 34 C.F.R. §§ 668.14 and 668.28.

(f) Since the Compliance Date, each School has complied with the Cohort Default Rate regulations set forth in 34 C.F.R. Part 668, Subpart N.

(g) Since the Compliance Date, each School is in compliance, in all material respects, with the Gainful Employment Certification Requirements, the Gainful Employment Disclosure Requirements, and the Gainful Employment Reporting Requirements, as applicable to the School for the relevant periods.

(h) Each School has been in compliance, in all material respects, with the applicable limitations set forth in 34 C.F.R. § 600.7.

(i) Since the Compliance Date, the Company, including its Subsidiaries and Schools, has obtained or maintained all material Educational Approvals required to operate each additional campus, location, or facility of the Schools and required in order to disburse Title IV Program funds to students at such additional campus, location, or facility, as applicable.

(j) Since the Compliance Date, the Company, including its Subsidiaries and Schools, has timely reported, in compliance in all material respects with the applicable provisions of 34 C.F.R. Part 600: (i) the addition of any new educational programs or locations; and (ii) any shifts in ownership or control, including any changes in reported ownership levels or percentages. Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied, in all material respects, with all Educational Laws related to the closure or cessation of instruction at that location or facility, including without limitation requirements for teaching out students from that location or facility.

(k) Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied, in all material respects, with the DOE requirements that no student receive a disbursement of Title IV Program funds prior to the date for which such student was eligible for such disbursement.

(l) Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied, in all material respects, with Title IV Program requirements, as set forth at 20 U.S.C. § 1094(a)(20) and implemented at 34 C.F.R. § 668.14(b)(22), regarding the payment of a commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds.

(m) Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied, in all material respects, with 20 U.S.C. § 1085(d)(5) and 34. C.F.R. § 682.212 regarding prohibited inducements in the Federal Family Education Loan Program. Since the Compliance Date, each School has complied, in all material respects, with the Educational Laws prohibiting any School, employee, agent or official thereof from accepting any gift, payment, inducement, benefit, staffing assistance, advisory board position, or other thing of value in exchange for directing Educational Loan or Private Educational Loan applications to any lender. Since the Compliance Date, neither the Company, nor any of its Subsidiaries or Schools have received any written notice of any investigation by any Educational Agency or other Governmental Authority regarding Seller’s, any Subsidiary of the Company’s or the Schools’ student lending practices.

(n) Since the Compliance Date, neither the Company, nor any of its Subsidiaries and Schools has provided any educational instruction on behalf of any other institution or organization of any sort, and no other institution or organization of any sort has provided any educational instruction on behalf of any School.

(o) Since the Compliance Date, the Company, including its Subsidiaries and Schools, has materially complied with the DOE’s financial responsibility requirements in accordance with 34 C.F.R. § 668.171-175 not including any compliance based on the posting of an irrevocable letter of credit in favor of the DOE or the placement by the DOE in the “zone alternative” as set forth at 34 C.F.R. § 668.175(d). Except for state surety bonds required for the purposes of licensure or authorization by any State Educational Agency, since the Compliance Date, neither the Company, nor any of its Subsidiaries or Schools have received written notice of a request by any Educational Agency requiring the Company, its Subsidiaries or any School to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or received any request or requirement that the School process its Title IV Program funding under the reimbursement or heightened cash monitoring procedures, other than Heightened Cash Monitoring Level 1 procedures, as those procedures are set forth at 34 C.F.R. § 668.162.

(p) The Company, including its Subsidiaries and Schools, are in material compliance with all Educational Agency and DOE requirements and regulations, including but not limited to requirements set forth at 34 C.F.R. § 668.22, relating to (i) fair and equitable refunds policy and (ii) the calculation and timely repayment of federal and nonfederal funds.

(q) To the Knowledge of the Company, there exist no facts or circumstances attributable to the Company, its Subsidiaries or Schools or any other Person that exercises Substantial Control (as that term is defined at 34 C.F.R. § 668.174(c)(3)) with respect to the Company, its Subsidiaries or Schools, that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s, or any Subsidiary’s or School’s ability to obtain any Pre-Closing Educational Notices/Consent, Educational Approval or other consent or approval that must be obtained in connection with the transactions contemplated herein.

(r) Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied in all material respects with Educational Laws regarding misrepresentation, including 34 C.F.R. Part 668 Subpart F.

(s) Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied, in all material respects, with the consumer disclosure requirements in 34 C.F.R. Part 668 Subpart D.

(t) Since the Compliance Date, each School has complied, in all material respects, with any applicable Educational Laws regarding that School’s completion, placement, withdrawal and retention rates, and, to the Company’s Knowledge, has accurately calculated and reported all such rates.

(u) Since the Compliance Date, neither the Company nor its Subsidiaries, nor any Person that exercises Substantial Control (as that term is defined at 34 C.F.R. § 668.174(c)(3)) over the Company or any Subsidiary of the Company or any School, or member of such person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

(v) Since the Compliance Date, neither the Company nor any of its Subsidiaries or Schools have knowingly employed in a capacity involving administration of Title IV Program funds, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Authority or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Authority or Educational Agency.

(w) Since the Compliance Date, neither the Company nor any of its Subsidiaries or Schools have knowingly contracted with an institution or third-party servicer that has been terminated under § 487 of the

HEA for a reason involving the acquisition, use, or expenditure of funds of a Governmental Authority or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Authority or Educational Agency.

(x) Since the Compliance Date, neither the Company nor any of its Subsidiaries, nor any owner that has the power, by contract or ownership interest, to direct or cause the direction or management of policies of any School has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(y) Since the Compliance Date, neither the Company nor any of its Subsidiaries, or any officer of the Company or a Subsidiary or a School has pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(z) Since the Compliance Date, neither the Company nor any of its Subsidiaries or Schools has knowingly contracted with any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Authority or Educational Agency, or administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Authority or Educational Agency.

(aa) Since the Compliance Date, the Company, its Subsidiaries and each School has complied, in all material respects, with Educational Requirements regarding the safeguarding of student records, including the Family Educational Rights and Privacy Act (20 U.S.C. § 1232g; 34 C.F.R. Part 99.

2.43 No Contract Terminations. Neither the Company nor any of the Subsidiaries has sent or received any communication regarding termination of, or intent not to renew, any of the material contracts or agreements referred to or described in the Company Disclosure Package, and no such termination or non-renewal has been threatened by the Company or any of the Subsidiaries or, to the Company’s Knowledge, any other party to any such contract or agreement, which threat of termination or non-renewal has not been rescinded as of the date hereof.

2.44 Certificates. Each certificate signed by any officer of the Company or any of the Subsidiaries, delivered to the Investor shall be deemed a representation and warranty by the Company or any such Subsidiary (and not individually by such officer) to the Investor with respect to the matters covered thereby.

Article 3
REPRESENTATIONS OF THE INVESTOR

The Investor represents to the Company as follows:
3.1 Existence and Good Standing; Authority. The Investor is validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to carry on its business as now conducted.

3.2 Authorization of Agreement; Enforceability. This Agreement has been duly and validly authorized, executed and delivered by the Investor. This Agreement is valid, binding and enforceable against the Investor in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (iii) with respect to the rights to indemnity or contribution hereunder, federal and state securities laws and public policy considerations.

3.3 Accredited Investor. The Investor is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

3.4 No Disqualification Event. The Investor is not, or to the extent it has them, any of its shareholders, members, managers, general partners, directors, or executive officers are not, subject to any Disqualification Event set forth in Rule 506(d) under the Securities Act. The Investor confirms that it has exercised reasonable care to determine whether it or any of the aforementioned persons are subject to a Disqualification Event. The purchase of the Preferred Shares by the Investor will not subject the Company to any Disqualification Event. The Investor shall notify the Company immediately in writing of the occurrence of any Disqualification Event that has not previously been disclosure to the Company.

3.5 Information; Knowledge of Business. The Investor is familiar with the business in which the Company is engaged. The Investor has knowledge and experience in financial and business matters; is familiar with the investments of the type that it is undertaking to purchase; is fully aware of the problems and risks involved in making an investment of this type; and is capable of evaluating the merits and risks of this investment. The Investor acknowledges that, prior to executing this Agreement, it (and each of its representatives) has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company.

3.6 Investment Intent. The Investor is acquiring the Preferred Shares in the ordinary course of its business and for its own account, with the intention of holding such shares for investment purposes and with no present intention of participating, directly or indirectly, in a distribution of such shares in violation of applicable securities laws.

3.7 No Manipulation or Stabilization of Price. The Investor has not taken and will not take, directly or indirectly, any action designed to, or that would constitute or that might reasonably be expected to, cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company in order to facilitate the sale or resale of any securities of the Company, and the Investor is not aware of any such action taken or to be taken by any person.

3.8 Compliance with Securities Laws. The Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Preferred Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder, and the Investor acknowledges that certificates representing such Preferred Shares shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SUCH OFFER, SALE, TRANSFER OR

HYPOTHECATION IS IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE ACT.

3.9 Reliance on Own Investigation. The Investor has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company. In entering into this Agreement, the Investor has relied solely upon its own investigation and analysis, and the Investor acknowledges that, except for the representations and warranties of the Company expressly set forth in Article 2, none of the Company or its subsidiaries nor any of their respective representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Investor or any of its representatives. Without limiting the generality of the foregoing, none of the Company or its subsidiaries nor any of their respective representatives or any other person has made a representation or warranty to the Investor with respect to (a) projections, estimates or budgets for the Company or its subsidiaries or (b) except as expressly and specifically covered by a representation or warranty set forth in Article 2, any material, documents or information relating to the Company or its subsidiaries made available to the Investor or its representative in any “data room” (electronic or otherwise), confidential memorandum or otherwise.

3.10 Regulatory Qualifications.

(a) To the knowledge of the Investor, there exist no facts or circumstances attributable to the Investor, its Subsidiaries or any other Person that exercises Substantial Control with respect to the Investor or its Subsidiaries, that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investor’s, or any Subsidiary of the Investor’s ability to obtain any Pre-Closing Educational Notices/Consent, Educational Approval or other consent or approval that must be obtained in connection with the transactions contemplated herein.

(b) Since the Compliance Date, neither the Investor nor its Subsidiaries, nor any Person that exercises Substantial Control (as that term is defined at 34 C.F.R. § 668.174(c)(3)) over the Investor or its Subsidiaries, or member of such person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

(c) Since the Compliance Date, neither the Investor nor any of its Subsidiaries, nor any owner that has the power, by contract or ownership interest, to direct or cause the direction or management of policies of the Investor or any of its Subsidiaries has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(d) Since the Compliance Date, neither the Investor, any of its Subsidiaries, nor any officer of the Investor, any of its Subsidiaries or any schools owned by the Investor, has pled guilty to, pled nolo contendere to or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs nor has such Investor, Subsidiary or any such Investor-owned schools knowingly employed any person who has pled guilty to, pled nolo contendere to or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs or any other violation of law involving funds of a Governmental Authority or Educational Agency.

(e) Since the Compliance Date, neither such Investor nor any of its Subsidiaries nor any school owned by such Investor has knowingly employed in a capacity involving administration of funds under the Title IV Programs or the receipt of funds under the Title IV Programs, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Authority or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of law involving funds of a Governmental Authority or Educational Agency.
Article 4
CLOSING DELIVERABLES

4.1 Conditions to Obligations of the Investor for Closing. The Investor acknowledges that the following conditions have been satisfied, or have been waived on or before Closing:

(a) Series A Certificate. The Series A Certificate shall have been filed with and accepted by the Secretary of State of the State of Delaware and shall have become effective.

(b) Registration Rights Agreement. The Company shall have executed and delivered to the Investor the Registration Rights Agreement, in the form attached hereto as Exhibit B.

(c) Required Consents. All consents, approvals and other actions of, and notices and filings with, all Governmental Authorities and other third parties, as may be necessary or required under law or any contract to which the Company is a party with respect to the execution and delivery by the parties of the Transaction Documents and the consummation by the parties of the transactions contemplated thereby, shall have been obtained or made, except for any filings, consents and approvals required under any federal or state securities laws required to be made following Closing.

(d) Authorizing Actions of the Company. The Investor shall have received certified copies of all requisite corporate actions taken by the Company to authorize the Company’s execution and delivery of the Transaction Documents to which it is a party and its consummation of the transactions contemplated thereby, and such other documents and other instruments as the Investor or its counsel may reasonably request.

(e) Opinion of Counsel. The Investor shall have received from Squire Patton Boggs (US) LLP, counsel to the Company, a legal opinion, dated as of the Closing Date and in the form attached hereto as Exhibit C.

4.2 Compliance with Covenants. The Investor shall have performed and complied in all material respects with all agreements and covenants contained in the Transaction Documents as of the Closing Date.

4.3 Required Consents. All consents, approvals, confirmations and other actions of, and notices and filings with, all Governmental Authorities and Educational Agencies as may be necessary or required with respect to the execution and delivery by the parties of the Transaction Documents and the consummation by the parties of the transactions contemplated thereby, shall have been obtained or made, including all filings, consents and approvals required under any state securities laws and any Education Laws.

Article 5
COVENANTS

5.1 Access to Records. From the date hereof until such time as the Investor, its Affiliates and their respective transferees that are approved by the Company in the aggregate own less than a majority of the Preferred Shares, upon the prior written request on reasonable notice as to time, of the Investor, subject to the execution by the Investor of a confidentiality agreement in form and substance reasonably acceptable to the Company (it being understood that if the Investor has already signed a confidentiality agreement with the Company, an agreement on substantially identical terms shall be acceptable), and during reasonable hours and in a manner so as not to interfere with normal business operations of the Company and its subsidiaries, the Company and its subsidiaries shall afford to the Investor and its authorized employees, counsel, accountants and other representatives, (i) full access at the Company’s and its subsidiaries’ offices and to true and correct copies of all documents, reports financial data and other information and (ii) an opportunity to interview, consult with and advise any officer or director, representative, accountant and other advisor of the Company or any of its subsidiaries regarding the Company’s or such subsidiary’s affairs.

5.2 Financial Reporting. The Company agrees and covenants to remain in full compliance, in all material respects, with the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act. From the date hereof until the Preferred Shares are converted, redeemed or repurchased in accordance with the Series A Certificate or this Agreement, if at any time the Company is no longer subject to the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act, the Company shall deliver to the Investor the following: (a) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and (b) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s independent registered public accounting firm.

5.3 Tax Matters. For so long as any Preferred Shares remain outstanding, the Company will not (i) treat dividends in arrears with respect to Preferred Shares as constructively paid or received for U.S. federal income purposes if such dividends were not declared or paid or issue a Form 1099 with respect to such dividends in arrears or (ii) treat the Preferred Shares as other than capital stock for U.S. federal income tax purposes; provided that (A) there shall not have been a change in the Applicable Law that otherwise requires the treatment contemplated in clauses (i) or (ii) of this Section 5.3 or (B) the Company shall not be subject to any action by the Internal Revenue Service (“IRS”) challenging the treatment of the Preferred Shares contemplated in clauses (i) or (ii) of this Section 5.3. Prior to any change to the treatment of dividends by the Company in response to an action contemplated by clause (B) of this Section 5.3, the Company shall make commercially reasonable efforts to challenge or shall make commercially reasonably efforts to assist with a challenge by a holder of Preferred Shares or its affiliates of such IRS action so long as the Investor assumes responsibility for any and all Company cost, fees (including attorney’s fees) and expenses associated with any such challenge.

5.4 New York Stock Exchange Listing. After Closing, the Company shall use its commercially reasonable efforts to list all of the Common Stock into which the Series A Preferred Stock is convertible on the New York Stock Exchange.

5.5 Use of Proceeds. The Company agrees and covenants that it will use the net proceeds from the Offering for general corporate purposes.

5.6 HSR Filing.

(a) If approval of the Transaction under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) is required contemporaneously herewith or in the future, the parties hereto shall use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the Transaction or expiration of applicable waiting periods under the HSR Act.

(b) Any filing fees associated with the filings pursuant to the HSR Act that are contemplated in this Section 5.6 shall be borne by the Company.

5.7 Investor Transfers. The Investor acknowledges that prior to any transfer of Series A Preferred Stock, to the extent that (i) the Investor Voting Cap is in place and (ii) such transfer would require Regulatory Approval, the Investor will deliver reasonable notice to the Company of such transfer to allow the Company to take such action as may be required with respect to such transfer.

5.8 Regulatory Updates. Except as otherwise disclosed in any public filing made by the Company and subject to the Investor’s agreement to maintain any material non-public information disclosed to it confidential in accordance with the provisions of Regulation FD, the Company covenants and agrees that it shall and shall cause each of its Subsidiaries and Schools to provide the Investor with the following at the times specified below:

(a) Within ten (10) Business Days of receipt from the DOE, each School’s debt to earnings rates as calculated by the DOE under the Gainful Employment Rule (as issued by the DOE in draft form or published by the DOE in final form, as the case may be).

(b) Within ten (10) Business Days, after the matter has come to the knowledge of the Company, written notice of: (i) any material litigation; (ii) any material governmental proceeding by any Governmental Authority or Educational Agency (other than but not limited to, routine audits, reviews and inquiries conducted by such agencies); (iii) any material National Labor Relations Board (“NLRB”) complaint or initiation of a proceeding; and (iv) any material civil investigative demand or material investigation by a Governmental Authority, Educational Agency or Consumer Protection Agency (other than routine inquiries and reviews conducted by such agencies).

(c) Within ten (10) Business Days, after knowledge thereof shall have come to the attention of the Company, any Subsidiary or any School: (i) written notice of the intent of any Educational Agency to limit, suspend, terminate, revoke, withdraw or not renew any Educational Approval of the Company or any Subsidiary or any School that is not resolvable by the Company by the filing of a form, payment of an ordinary course fee or taking such other action that is routine in the industry and (ii) written notice of any initiation of a show cause or probation action initiated by any Educational Agency against the Company, or any Subsidiary or any School.

(d) Within ten (10) Business Days after knowledge thereof shall have come to the attention of the Company, any Subsidiary or any School any final Title IV program review reports or DOE Inspector General reports.

(e) Within ten (10) Business Days of providing such information to the DOE, copies of the annual Title IV compliance audit and audited financial statements required pursuant to 34 C.F.R. § 668.23(a)-(b).

(f) Within ten (10) Business Days, after receipt, each School’s Cohort Default Rate (as issued by the DOE in draft form or published by the DOE in final form, as the case may be).

(g) Within ten (10) days after knowledge thereof shall have come to the attention of the Company, any Subsidiary or any School, written notice of the assertion of any claims by more than 40 students (whether at one time or cumulatively) in a single fiscal year that assert a defense to repayment of any Title IV loans that are explicitly based on the students’ rights under 34 C.F.R. § 685.206 or any successor regulation and that, in the aggregate, have a loan value of more than $500,000.

(h) Within ten (10) Business Days of receipt: (a) copies of any written notice of any removal, denial, or loss of any Educational Approval of any School by any Educational Agency; (b) copies of any written notice by the DOE that it has placed one or more Schools on the reimbursement payment method or the Heightened Cash Monitoring 2 payment method; (c) copies of any written notice regarding the imposition of any fine, liability, disallowance, or other sanction instituted against any School by the DOE or any other Educational Agency, Consumer Protection Agency or Governmental Authority, in an amount equal to or greater than $2,000,000 individually or $3,000,000 in the aggregate, in each case, in any fiscal year of the Company; (d) copies of any written notice from the DOE that any School has failed to maintain a composite score of 1.0 or more under the factors of financial responsibility set forth in 34 C.F.R. Part 668, Subpart L, or to satisfy the “zone alternative” requirements set forth at 34 C.F.R. § 668.175(d) if applicable; or (e) information concerning claims by the DOE for recoupment pursuant to 34 C.F.R. § 685.206(c)(3) or any successor regulation.

5.9 Survival. Irrespective of any investigation, inquiry or examination made by, for or on behalf of the Investor, or the acceptance by the Investor of any certificate or opinion, the representations and warranties contained herein shall survive Closing for a period not to exceed twenty-four (24) months and the covenants set forth herein shall survive until the earlier of the (1) full satisfaction of the obligations under the covenant or (2) the date in which all the Preferred Shares have been converted, redeemed or repurchased in full in accordance with the Series A Certificate or this Agreement. This Section 5.9 shall not limit any covenant or agreement of the Parties to this Agreement which, by its terms, expressly contemplates performance after such twenty-four (24) month period.
5.10     Reasonably Requested Information. The Investor (i) shall maintain audited financial statements and (ii) shall use commercially reasonable efforts to provide information solely pertaining to the Investor or its Affiliates that is reasonably requested by any Educational Agency; provided, that the Investor shall not be required to incur costs (other than de minimis costs) or agree to be bound by any obligations in the provision of any information requested pursuant to clause (ii) hereto.

Article 6
INDEMNIFICATION

6.1 Indemnification.

(a) The Company shall indemnify, defend and hold the Investor and its Affiliates and each officer, director, member, partner, Affiliate, employee, agent and representative of the Investor and its Affiliates (collectively, “Investor Indemnitees”) harmless against any demand, claim, action, cause of action, cost, obligation, settlement, award, damage, deficiency, tax, penalty, fine or other loss or expense, including all interest, penalties, reasonable attorneys’ fees and expenses and amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim, including any amounts paid in settlement thereof (collectively, “Losses”), relating to or arising from: (i) any breach of any of the representations, warranties, covenants or agreements of the Company contained in the Transaction Documents and (ii) the execution or delivery of any Transaction Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Transaction Documents of their respective obligations thereunder or the consummation of the transactions contemplated hereby or thereby. In the event that any Investor Indemnitee claims any such right of indemnification, the Investor Indemnitee shall provide to the Company written notice thereof, together with reasonable detail regarding such claims (to the extent known) and in the event that such claim involves third party claims, allow the Company at its expense to defend such claim(s) on the Investor Indemnitee’s behalf, provided that the Company agrees in writing to indemnify the Investor Indemnitee for any Losses arising out of or related to such third party claim. Notwithstanding the foregoing, the Company may not assume control of the defense of a third party claim (A) involving alleged criminal liability or (B) in which equitable relief is sought against any Investor Indemnitee. The Company shall be liable for the fees and expenses of counsel employed by the Investor Indemnity for any period during which the Company has failed (or is not permitted) to assume the defense thereof and, if the Company has assumed the defense thereof, if the Investor Indemnitee reasonably concludes, upon the advice of counsel, that it and the parties have conflicting interests with respect to such third party claim. The Investor Indemnitee shall be entitled to participate in (but not to control) the defense of any third party claim of which the Company has elected to assume the defense (and is permitted to); provided that any such participation by the Investor Indemnitee shall be with its own counsel and at its own expense. The Company shall promptly reimburse each Investor Indemnitee for any reasonable and documented legal and any other necessary expenses incurred by the Investor Indemnitee in connection with investigating and defending any such Losses. Any reimbursement by the Company under this Section 6.1 shall be within thirty (30) days. The parties shall take commercially reasonable efforts to make mutually available to each other all relevant information in their possession relating to any third party claim (except to the extent that such action would result in a loss of attorney client privilege) and shall cooperate with each other in the defense thereof. In the event the Company assumes the defense of any third party claim, the Company agrees that it will not, without the Investor Indemnitee’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of the Investor Indemnitee from all liability arising out of such action, suit, claim or proceeding. The obligations of the Company under this Article 6 shall survive Closing and the transfer, conversion, exchange or redemption of any Series A Preferred Stock.

(b) The Investor shall indemnify, defend and hold the Company and its Affiliates and each officer, director, member, partner, Affiliate, employee, agent and representative of the Company (collectively, “Company Indemnitees”) harmless against any Losses, relating to or arising from any breach of any of the representations, warranties, covenants or agreements of the Investor contained in the Transaction Documents. In the event that any Company Indemnitee claims any such right of indemnification, such Company Indemnitee shall provide to the Investor written notice thereof, together with reasonable detail regarding such claims (to the extent known) and in the event that such claim involves third party claims, allow the Investor at its expense to defend such claim(s) on the Company Indemnitee’s behalf, provided that the Investor agrees in writing to indemnify the Company Indemnitee for any Losses arising out of or related to such third party claim. Notwithstanding the foregoing, the Investor may not assume control of the defense of a third party claim (A) involving alleged criminal liability or (B) in which equitable relief is sought against any Company Indemnitee. The Investor shall be liable for the fees and expenses of counsel employed by the Company Indemnitee for any period during which the Investor has failed (or is not permitted) to assume the defense thereof and, if the Investor has assumed the defense thereof, if the Company Indemnitee reasonably concludes, upon the advice of counsel, that it and the parties have conflicting interests with respect to such third party claim. The Company Indemnitee shall be entitled to participate in (but not to control) the defense of any third party claim of which the Investor has elected to assume the defense (and is permitted to); provided that any such participation by the Company Indemnitee shall be with its own counsel and at its own expense.. The Investor shall promptly reimburse the Company Indemnitee for any reasonable and documented legal and any other necessary expenses incurred by the Company Indemnitee in connection with investigating and defending any Losses. Any reimbursement by the Investor under this Section 6.2 shall be within thirty (30) days. The parties shall take commercially reasonable efforts to make mutually available to each other all relevant information in their possession relating to any third party claim (except to the extent that such action would result in a loss of attorney client privilege) and shall cooperate with each other in the defense thereof. In the event an Investor assumes the defense of any third party claim, the Investor agrees that it will not, without the Company Indemnitee’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Company Indemnitee from all liability arising out of such action, suit, claim or proceeding. The obligations of the Investor under this Article 6 shall survive Closing and the transfer, conversion, exchange or redemption of any Series A Preferred Stock.

6.2    Limitations.

(a)     [Reserved]

(b)    No Indemnified Party shall be entitled to indemnification pursuant to Section 6.1 until the aggregate of all Loses claimed by the Indemnified Parties pursuant to this Article 6 exceeds $1.0 million (the “Threshold Amount”), in which case, subject to Section 6.2(c), the Indemnifying Party shall indemnify the Indemnified Parties for all Losses then incurred (including the Threshold Amount) and subsequently incurred.

(c)    No Indemnifying Party shall have any obligation to indemnify any Indemnitee under Section 6.1(a)(i) or (b) for Losses resulting from breaches of the representations, warranties and covenants of such Indemnifying Party included in this Agreement exceeding, in the aggregate $20.0 million.

(d)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO INDEMNIFYING PARTY OR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (i) PUNITIVE OR EXEMPLARY DAMAGES OR (ii) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES EXCEPT, IN THE CASE OF THIS CLAUSE (ii), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (A) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION AND (B) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (i) AND (ii), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THE INVESTOR ACKNOWLEDGES AND AGREES

THAT THE COMPANY SHALL NOT BE LIABLE HEREUNDER PURSUANT TO ANY CLAIM MADE PURSUANT TO SECTION 6.1(A)(ii) TO ANY INVESTOR INDEMNIFIED PARTY FOR ANY DIMINUTION IN VALUE OF OR LOST PROFITS WITH RESPECT TO THE CAPITAL STOCK OF THE COMPANY.

6.3     For the avoidance of doubt, Investor or its Affiliates shall not be entitled to indemnity under this Article 6 for Losses incurred as a result of a reduction in the trading price of the Common Stock of the Company following the date hereof unless such reduction is caused by facts and circumstances that constitute a breach of the representations, warranties or covenants included in this Agreement.

6.4    No Duplication. In no event shall any Indemnified Party be entitled to recover any Loss under one section or provision of this Agreement to the extent of the full amount of such Loss already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

6.5    Exclusive Remedy.

(a) EXCEPT (i) PURSUANT TO THIS Article 6 OR ANY OTHER TRANSACTION DOCUMENT OR (ii) IN THE CASE OF CRIMINAL ACTIVITY OR COMMON LAW FRAUD ON THE PART OF ANY PARTY, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES) UNDER, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, COMMON LAW, OTHER LAWS OR OTHERWISE.

(b) Except as otherwise expressly set forth in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto, each of the Parties, on behalf of itself and its Affiliates, covenants, agrees and acknowledges that (i) no Person other than the Parties or the parties thereto shall have any obligation or Liability hereunder, under any Transaction Document or under any certificate delivered pursuant hereto or thereto; and (ii) the Parties and their Affiliates and Representatives shall have no rights of recovery in respect of any claim made pursuant to this Agreement or any Transaction Document against, no recourse in respect of any claim made pursuant to this Agreement or any Transaction Document shall be had against and no personal Liability in respect of any claim made pursuant to this Agreement or any Transaction Document shall attach to, any former, current or future Affiliate, general or limited partner, member, equityholder, representative, director, officer, agent, manager, assignee or employee of any Party, or of any Affiliate of any of the foregoing (other than any party to any of the Transaction Documents or any of their respective successors or permitted assignees to the extent of such party’s obligations thereunder), or any of their respective successors or permitted assignees (excluding any party to the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof, collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil,” by or through a claim (whether in tort, contract, at law, in equity or otherwise) by or on behalf of any Party against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise. The Non-Recourse Persons shall be express third party beneficiaries of this Section 6.5(b) as if expressly party hereto.

(c)    For the avoidance of doubt, the parties hereto acknowledge and agree that nothing in this Section 6.5 shall restrict or be deemed to waive any claim or right that the Investor or any of its Affiliates may have solely in such entity’s capacity as a stockholder of the Company (as opposed to a contracting party entitled to indemnification hereunder which rights are limited in accordance with Section 6.5(b)).
6.6     No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Article 7
MISCELLANEOUS

7.1 Construction. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision; (d) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article or Section of or Schedule or Exhibit to this Agreement; (f) the term “including” and other forms of such term, with respect to any matter or thing, mean “including but not limited to” such matter or thing; (g) the term “control” shall include, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; (h) all references to “dollars” or “$” refer to currency of the United States of America; and (i) when calculating the period of time within or following which any act is to be done, any notice is to be given or any other action is to be taken, the date which is the reference date in such period shall be excluded and if the last day of such period is not a business day, then such period shall end on the next succeeding day that is a business day. The parties acknowledge and agree that nothing herein nor the disclosure obligations of the parties pursuant to this Agreement shall be deemed to constitute a waiver of the attorney-client privilege with respect to any communication that may constitute a privileged communication.

7.2 Fees and Expenses. Each of the Company, on the one hand, and the Investor, on the other hand, shall pay all of their respective expenses incurred in connection with the preparation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby; provided, however, that the Company shall pay, and hold the Investor, its Affiliates and each of their representatives harmless against all liability for the payment of (i) the reasonable and properly documented fees and charges of Latham & Watkins LLP and Hogan Marren Babbo & Rose, Ltd, each, counsel to the Investor, that are incurred in connection with the consummation of the transactions contemplated thereby, including the preparation, execution and delivery of the Transaction Documents and (ii) any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of any Transaction Document or any modification, amendment or alteration of any Transaction Document, and all issue taxes in respect of the issuance of the Preferred Shares. At Closing, the Company shall pay or reimburse the Investor pursuant to this Section 7.2 for the reasonable and properly documented fees and charges of Latham & Watkins LLP and Hogan Marren Babbo & Rose, Ltd, not to exceed the amount of $330,000.00 which shall be fulfilled at Closing by permitting the Investor to deduct such fees and charges from the proceeds payable by the Investor to the Company and to wire such amounts directly to Latham & Watkins LLP and Hogan Marren Babbo & Rose, Ltd at Closing.

7.3 Assignment; Parties in Interest. This Agreement shall bind and inure to the benefit of the parties and each of their respective successors and permitted assigns. The Company may not assign either this Agreement or any of its rights, interests or obligations hereunder. The Investor may assign any of its rights, interests or obligations hereunder, either prior to or following the Closing; provided, however, that the transferee agrees to be bound by, and entitled to the benefits of, this Agreement as an original party hereto. In the event that the Investor shall assign only a portion of its rights pursuant to this Agreement, or assign its rights pursuant to this Agreement in connection with the transfer of less than all of the Investor’s shares of Series A Preferred Stock, the Investor shall also retain its rights with respect to its remaining shares of Series A Preferred Stock.

7.4 Entire Agreement; Severability. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.5 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except the Investor Indemnitees and Company Indemnitees are intended third party beneficiaries of Article 6 hereof.

7.6 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-

recognized overnight courier, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company:
Universal Technical Institute, Inc.
16220 North Scottsdale Road, Suite 100
Scottsdale, Arizona 85254
Attention: General Counsel
with a copy to:
Squire Patton Boggs (US) LLP
1 East Washington Street, Suite 2700
Phoenix, Arizona 85004
Attention: Frank M. Placenti
If to the Investor:
Coliseum Capital Management, LLC
One Station Place, 7th Floor South
Stamford, CT 06902
Attention: Christopher Shackelton;
with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Roger G. Schwartz
Zachary Judd
Roderick O. Branch
or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery if a business day or, if not a business day, the next succeeding business day, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (c) in the case of registered or certified mail, return receipt requested and postage prepaid, on the third business day after the date when sent.

7.7 Amendments; Waivers. The terms and provisions of this Agreement may only be modified or amended pursuant to an instrument signed by the Company and the Investor. Any waiver of any term or provision of this Agreement requested by any party hereto must be granted in advance, in writing, by the Company (if the Investor is requesting such waiver) or by the holders of at least a majority of the Preferred Shares outstanding at the time of such waiver (if the Company is requesting such waiver), as the case may be.

7.8 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Any such counterpart may be delivered by facsimile, “pdf” or other form of electronic transmission and such delivery shall be deemed to be the physical delivery of a manually executed counterpart.

7.9 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.10 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied. ANY PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Remainder of page intentionally left blank; signatures on next succeeding page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Securities Purchase Agreement on the date first above written.
UNIVERSAL TECHNICAL INSTITUTE, INC.
By:
Name: Kimberly J. McWaters
Title:    Chairman of the Board and Chief Executive Officer

Coliseum HOLDINGS I, LLC

By: Coliseum Capital Management, LLC, its Manager

By:
Name:    Christopher Shackelton
Title:    Managing Partner

Annex A - Definitions
Affiliates                        Section 2.28
Agreement                        Preamble
Applicable Agreement                Section 2.14
Applicable Law                    Section 2.14
Charter Documents                    Section 2.14
Closing                        Section 1.4
Closing Date                        Section 1.4
Code                            Section 2.22
Common Stock                    Section 2.2
Company                        Preamble
Company Disclosure Package                Section 2.1
Company Indemnitees                Section 6.2
Credit Facility                        Section 2.3
Debt Repayment Triggering Event            Section 2.15
DOE                            Section 2.42(c)
Environmental Laws                    Section 2.24
ERISA                            Section 2.22
ERISA Affiliate                    Section 2.22
Exchange Act                        Section 2.1

Existing Indebtedness Agreements             Section 2.3
FCPA                            Section 2.37
GAAP                            Section 2.5
HSR Act                     Section 5.6
Intellectual Property                    Section 2.21
Investment Company Act                Section 2.32
Investor                        Preamble
Investor Indemnitees                    Section 6.1
Investor’s Allocation                    Section 1.2
Investor                        Preamble
Knowledge                        Section 2.4
Liens                            Section 2.2
Material Adverse Change                Section 2.8
Material Adverse Effect                Section 2.11
Money Laundering Laws                Section 2.38
OFAC                            Section 2.39
Offering                        Recitals
Per Share Purchase Price                Section 1.3
Permits                        Section 2.18
Permitted Liens                    Section 2.3
Placement Agent                    Section 3.10
Preferred Shares                    Recitals
Preferred Shares Purchase Price            Section 1.3
Preferred Stock                    Section 2.2
Proceedings                        Section 2.17
SEC                            Section 2.5
Securities Act                        Section 2.3
Series A Certificate                    Recitals
Series A Preferred Stock                Recitals
Solvent                        Section 2.27
Subsidiaries                        Section 2.10
Tax                            Section 2.20
Taxes                            Section 2.20
Threshold Amount                    Section 6.2(a)
Transaction Documents                Recitals
Transaction                        Section 2.2
Use of Proceeds                    Recitals

The following terms have the meanings specified or referred to in this Annex A:
“Accrediting Body” means any entity or organization that is recognized as an accrediting agency by the DOE which engages in granting or withholding Accreditation or similar approval for private post-secondary schools, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools, including, without limitation, the Accrediting Commission of Career Schools and Colleges.
“Accreditation” means the status of public recognition granted by any Accrediting Body to an educational institution or location or program thereof that meets the Accrediting Body's standards and requirements.

“Cohort Default Rate” shall have the meaning ascribed to such term in 34 C.F.R. § 668 Subpart N.
“Compliance Date” means July 1, 2014.
“Consumer Protection Agency” means any Governmental Authority that regulates, administers or enforces Consumer Protection Laws, including, without limitation, the federal Consumer Financial Protection Bureau, the Federal Trade Commission, any state institutions department or agency, or any state attorney general.
“Consumer Protection Law” means any law, regulation, rule, order or binding standard directly or indirectly related to the protection of consumers in financing transactions, including, without limitation, the federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the privacy and data security provisions of the Gramm-Leach-Bliley Act, Section 5 of the Federal Trade Commission Act, the Consumer Financial Protection Act and applicable federal agency regulations implementing the foregoing, and any state law or regulation regarding retail installment sales agreements, consumer loans, or unfair or deceptive acts or practices.
“DOE” means the U.S. Department of Education or any successor agency.
“Educational Agency” means any person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private postsecondary schools, including without limitation the DOE, any state education department or agency, any guaranty agency, and any Accrediting Body.
“Educational Approval” means any license, authorization, approval, certification, or Accreditation, issued or required to be issued by an Educational Agency with respect to any aspect of a School’s operations in order for such School or any location to operate or participate in Title IV, but excluding approvals or licenses with respect to the activities of individual recruiters or instructors at any School.
“Educational Law” means the HEA and any other statute, law, regulation, rule, order, or binding standard issued or administered by, or related to, any Educational Agency.
“Educational Loan” means any student loan made, insured or originated under Title IV.
“Educational Notices/Consents” means any approval, authorization, confirmation or consent by any Educational Agency or any notification to be made by the Parties to an Educational Agency, with regard to the transactions contemplated herein, which is necessary to be made or obtained under applicable Educational Laws in order to maintain or continue any Educational Approval held by any School as of the date of this Agreement.
“Financial Assistance Programs” means each Title IV Program pursuant to which Title IV Program funding has been provided to or on behalf of any School’s students; and any other government-sponsored or private student financial assistance program other than the Title IV Programs pursuant to which student financial assistance, grants or loans were provided to or on behalf of any School’s students.
“Gainful Employment Certification Requirements” means the certification requirements set forth at 34 C.F.R. § 668.414.

“Gainful Employment Disclosure Requirements” means the disclosure requirements set forth at 34 C.F.R. § 668.6, effective from July 1, 2011 to January 1, 2017, and the disclosure requirements set forth at 34 C.F.R. § 668.412, effective as of January 1, 2017.
    “Gainful Employment Reporting Requirements” means the reporting requirements set forth at 34 C.F.R. § 668.411.
“Gainful Employment Rule” means the rule set forth at 34 C.F.R. Part 668, Subpart Q.
“Governmental Authority” means any governmental, regulatory or administrative body, agency, subdivision or authority, any court quasi-judicial or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local, foreign or otherwise, but excluding any Educational Agency.
“HEA” means the Higher Education Act of 1965, as amended.
“Pre-Closing Educational Notices/Consents” shall mean all Educational Notices/Consents required before the Closing Date.
“Private Educational Loan” shall mean any loan provided by a lender that is not made, insured, or guaranteed under Title IV and is issued expressly for postsecondary educational expenses.
“School” means a postsecondary institution of higher education consisting of a main campus and, if applicable, any additional locations, campuses or branches thereof operated by any Borrower or any of their respective Subsidiaries identified by an Office of Postsecondary Education Identification (OPEID) number issued by the DOE or approved by any Educational Agency.
“State Educational Agency” means any state educational licensing body that provides a license or authorization necessary for any School to provide postsecondary education in that state.
“Title IV” shall mean Title IV of the Higher Education Act of 1965, as amended (20 U.S.C. §§ 1070 et seq.), and any amendments or successor statutes thereto.
“Title IV Programs” shall mean the federal student financial assistance programs authorized by Title IV, including in particular those programs as listed in 34 C.F.R. § 668.1(c) or any successor regulation.